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                                  Exhibit 99.2

                      GREIF ANNOUNCES BOARD MEMBER CHANGES

DELAWARE, Ohio (June 3, 2003) - The Board of Directors of Greif, Inc. (NYSE:
GEF, GEF.B) today accepted the resignation of Naomi C. Dempsey as board member, a position she has held since 1995.

Mrs. Dempsey, 87, continues to be a major investor. Mrs. Dempsey remarked, "I am devoted to the well-being of Greif, and wish only the best for Greif as it continues to be a strong leader in industrial packaging."

The Board appointed Judith Hook, 50, to replace Mrs. Dempsey for the remainder of her one-year term, which expires February 23, 2004. Mrs. Hook is the daughter of Mrs. Dempsey and an investor.

"The Board thanks Naomi for her dedication to ensuring that Greif's future is based on the Company's solid values. Naomi has been a valuable member of the board, and we will miss her guidance and contributions," stated Michael J. Gasser, chairman and chief executive officer. "We are pleased to have Judith join the board and continue the Dempsey family's long-term commitment to the Company."

About Greif
Greif, Inc. is a world leader in industrial packaging products and services. The Company provides extensive experience in steel, plastic, fibre, corrugated and multiwall containers and protective packaging for a wide range of industries. Greif also produces containerboard and manages timber properties in North America. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company's web site at www.greif.com.